As filed with the Securities and Exchange Commission on May   , 1997
                                                Registration No.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        ---------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        ---------------------------------


                           IMN FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Delaware                                    14-1702188
     ----------------------------               ----------------------------
     (State or other jurisdiction               (IRS employer identification
   of incorporation or organization)                      number)

              520 Broad Hollow Road,  Melville, New York            11746
              -------------------------------------------         ---------
                (Address of principal executive offices)         (Zip code)

                         NONSTATUTORY STOCK OPTION PLAN
                         -------------------------------
                              (Full title of plan)

                                 Edward Capuano
                             c/o IMN Financial Corp.
                  520 Broad Hollow Road,  Melville, New York 11746
                                  516-844-9805
                   ------------------------------------------
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                  Joel Pensley
                                One Sherman Square
                            New York, New York 10023
                                 (212) 595-4955


     Approximate date of commencement of proposed reoffer or resale to the public by affiliates of the registrant:

     As soon as is practicable after filing of the Registration Statement

                         CALCULATION OF REGISTRATION FEE
                         ===============================
--------------------------------------------------------------------------------


                                    Proposed       Maximum
Title of each class     Amount       maximum       aggregate        Amount of
 of securities          to be     offering price   offering       registration
to be registered      registered   per item (3)    price (1)          fee
--------------------------------------------------------------------------------
Shares of Common Stock (2)
 Underlying Non-      4,000,000      $3.00         $12,000,000     $3,434.34
 Statutory Options      Shares

                                                                  ----------
                                     Total registration fee        $3,434,34

     (1) Estimated for purposes of calculating the registration fee pursuant to Rule 457.

     (2) Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), the number of Shares of Common Stock to be registered is the maximum number of Shares of Common Stock issuable herein, except that any additional Shares of Common Stock issuable pursuant to stock splits, stock dividends or similar transactions will be deemed registered by this registration statement.

     (3) Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per Shares of Common Stock subject to outstanding options ("Options") issued pursuant to the Company's Nonstatutory Option Plan (the
"Plan") has been calculated on the basis of the average exercise price of outstanding Options, and the proposed maximum offering price per Share of Common Stock available for grant under the Plan that are not subject to outstanding Options has been calculated on the basis of the current price per Share of Common Stock. Since no Options have been issued as of the date of the Registration Statement, the maximum offering price per share of $3.00 per share is the closing price for one Share of Common Stock as reported by the NASD Electronic Bulletin Board on May 12, 1997 (the "Average Price").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act, and the instructional Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

       Item 3.  Incorporation of Documents by Reference.

     The following documents filed by IMN Financial Corp. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     (1)  Form 8K current report dated May 12, 1997

     (2)  Quarterly  Report on Form  10-QSB for the six months  ended  March 31,
1997;

     (3) The description of the Registrant's Shares of Common Stock, $0.001 par value each, contained in the Registrant's current report on Form 8-K dated May 12, 1997, including any further amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     Item 4. Description of Securities.

     The Registrant's certificate of incorporation authorizes the issuance of 45,000,000 shares of common stock, $.001 par value each. Shareholders (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to shareholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per Share on all matters on which shareholders may vote at all shareholder meetings. All Shares of Common Stock now outstanding are fully paid and nonassessable and all Shares of Common Stock to be issued pursuant to option exercise will be fully paid and nonassessable when issued. Shareholders do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding Shares of Common Stock, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and in such event, the holders of the remaining Shares of Common Stock will not be able to elect any of the Company's Directors.

     Item 5. Interests of Named Experts and Counsel.

     Joel Pensley, Esq., One Sherman Square, New York, New York 10023 has given the Company his opinion upon the validity of the securities being registered and has acted as counsel to the Company upon other legal matters in connection with the registration or offering of such securities. Joel Pensley owns 150,000 Shares of Common Stock.

     Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the
Corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the DGCL, the Corporation's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Corporation and its stockholders (through stockholders' derivative suits on behalf of the Corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Corporation's Bylaws (the "Bylaws") provide that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Corporation shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Corporation or brought to enforce certain indemnification rights.

     The Bylaws also provide that expenses incurred by an officer or director of the Corporation (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Corporation, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Expenses incurred by other agents of the Corporation may be advanced upon such terms and conditions as the Board of Directors of the Corporation deems appropriate. Any obligation to reimburse the Corporation for expenses advanced under such provisions shall be unsecured and no interest shall be charged thereon.

     The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Bylaws; and that the Corporation may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Bylaws.

     In addition to the above, the Corporation has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Corporation as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the Bylaws of the Corporation. The Corporation also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     4.1  IMN 1997 Nonstatutory Stock Option Plan

     4.2  Certificate of Incorporation and amendments thereto

     5.1  Opinion of Joel Pensley, Esq.

     23.1 Consent of Thomas P. Monahan, CPA

     23.2 Consent of Joel Pensley (included in his opinion filed as Exhibit 5.1)

  Item 9. UNDERTAKINGS

     IMN Financial Corp. hereby undertakes:

     The undersigned hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the "Registration Statement"):

    (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(i) and (a(ii) do not apply if the information required by those paragraphs to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b) that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

(d) that, for purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, and State of New York on the 14th day of May, 1997.



                                          IMN FINANCIAL CORP.
                                              (Registrant)


       Date: May 14, 1996      By: /s/Edward Capuano
                                    --------------------
                                    Edward Capuano,
                                     President and Principal
                                     Executive Officer and
                                     Principal Financial Officer





       Dated: May 14, 1997


     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities on the date(s).


      /s/Edward Capuano             Director                May 14, 1997
       ------------------
       Edward Capuano

                                INDEX TO EXHIBITS

   Exhibit                         Description
   -------                         -----------

     4.1  IMN  Nonstatutory Stock Option Plan

     4.2  Certificate of Incorporation and amendments thereto

     5.1  Opinion of Joel Pensley, Esq.

     23.1 Consent of Thomas P. Monahan, CPA

     23.2 Consent of Joel Pensley, Esq. (included in his opinion filed as Exhibit 5)